                                                                    Exhibit 14.2

                            ZIFF DAVIS HOLDINGS INC.

                AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

BACKGROUND

Under the Sarbanes-Oxley Act of 2002 (the "Act"), the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Ziff Davis Holdings Inc. ("Ziff Davis") is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Committee is required to pre-approve the audit and non-audit services performed by Ziff Davis Holdings' independent auditor, PricewaterhouseCoopers, in order to assure that they do not impair the auditor's independence. To implement the provisions of the Act, the Securities and Exchange Commission (the "SEC") has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the Committee's administration of the engagement of the independent auditor. Accordingly, the Committee has adopted this Audit and Non-Audit Services Pre-Approval Policy (the "Policy"), which sets forth the procedures and the conditions pursuant to which services to be performed by the independent auditor are to be pre-approved.

Under the SEC's rules issued on January 28, 2003, services provided by Ziff Davis's external audit firm are classified into four categories of permitted services:

-     Audit;

-     Audit-Related;

-     Tax; and

-     All Other.

Financial information systems design and implementation services and a number of other services detailed on Attachment A are specifically prohibited (the "Prohibited Services"). Attachment A also summarizes the SEC's definition of each of the four categories listed above.

It is the intent of the Committee to maintain this policy in a manner consistent with SEC regulation and other relevant criteria as they may change from time to time. This policy may be updated from time to time based on changes in such criteria, or otherwise as determined in the reasonable judgment of the Committee.

POLICY

Ziff Davis will not use its external audit firm for any Prohibited Services.

Each request to use Ziff Davis's external audit firm for permitted services, and the related estimated fees, will be approved by the Committee (and, if indicated on Attachment B, by the Board of Directors) before the commencement of such services.. To ensure an efficient process, each year in connection with the April Board meeting Ziff Davis's management will request the approval of the Committee (and, if indicated on Attachment B, by the Board of Directors) for all estimated fees for the current year. Ziff Davis's management will provide the Committee (and, if indicated on Attachment B, by the Board of Directors) with updates and request additional approval in a manner consistent with Attachment B if the estimated fees for those services change.

                                                                    Attachment A

             DEFINITIONS OF SERVICES PROVIDED BY EXTERNAL AUDIT FIRM
                                 UNDER SEC RULES

Definitions of Permissible Services;

Audit:
Includes the audit of the annual financial statements and review of financial statements included in the Form 10-Q, as well as services that generally only the external audit firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC.

Audit-Related:
Assurance and related services that are reasonably related to the performance of the audit or review of the registrant's financial statements and are not included in Audit services, such as employee benefit plan audits, acquisition due diligence reviews, internal control reviews, and consultation concerning financial accounting and reporting standards.

Tax:
Tax compliance, tax consulting and tax planning. The proposed regulations acknowledge that some tax services, such as the formulation of tax strategies designed to minimize a client's tax obligations, may impair and external audit firm's independence and therefore are prohibited services.

All Other:
Services other than those described herein that are prohibited or otherwise would not impair the external audit firm's independence.

Listing of Prohibited Services:

- Bookkeeping or other services related to a client's accounting records or financial statements;

-     Financial information systems design and implementation;

- Appraisal or valuation services, fairness opinions, or contributions-in-kind reports;

-     Actuarial services;

-     Internal audit outsourcing services;

-     Broker-dealer, investment adviser, or investment banking services;

-     Legal services or expert services unrelated to the audit; and

- Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

- Consulting services other than to the extent specified above as permissible

                                                                    Attachment B

                            ZIFF DAVIS HOLDINGS INC.

          AUTHORITY LIMITS FOR APPROVAL OF NON-AUDIT SERVICES PROVIDED
                             BY EXTERNAL AUDIT FIRM


                          MAXIMUM        AGGREGATE PER            TIMING OF NOTIFICATION TO BOARD
                        PER PROJECT       FISCAL YEAR
  Audit Committee         $100,000         $300,000        The Committee shall approve the engagement of
                                                           the external audit firm prior to the start of
                                                            the work; the Board shall be informed at or
                                                            before the meeting following such approval

 Board of Directors     Greater than     Greater than      The Committee and the Board shall approve the
                          $100,000         $300,000       engagement of the external audit firm prior to
                                                                       the start of the work
